PLAN OF ACQUISITION

Government & High Quality Bond Fund and
Mortgage Securities Fund

     The Board of Directors of Principal Funds, Inc., a Maryland corporation (the “Fund”), deems it advisable that the Mortgage Securities Fund series of the Fund (“Mortgage Securities”) acquire all of the assets of Government & High Quality Bond Fund series of the Fund (“Government & High Quality”) in exchange for the assumption by Mortgage Securities of all of the liabilities of Government & High Quality and shares issued by Mortgage Securities which are thereafter to be distributed by Government & High Quality pro rata to its shareholders in complete liquidation and termination of Government & High Quality and in exchange for all of Government & High Quality’s outstanding shares.

     Government & High Quality will transfer to Mortgage Securities, and Mortgage Securities will acquire from Government & High Quality, all of the assets of Government & High Quality on the Closing Date and will assume from Government & High Quality all of the liabilities of Government & High Quality in exchange for the issuance of the number of shares of Mortgage Securities determined as provided in the following paragraphs, which shares will be subsequently distributed pro rata to the shareholders of Government & High Quality in complete liquidation and termination of Government & High Quality and in exchange for all of Government & High Quality’s outstanding shares. Government & High Quality will not issue, sell or transfer any of its shares after the Closing Date, and only redemption requests received by Government & High Quality in proper form prior to the Closing Date shall be fulfilled by Government & High Quality. Redemption requests received by Government & High Quality thereafter will be treated as requests for redemption of those shares of Mortgage Securities allocable to the shareholder in question.

     Government & High Quality will declare, and Mortgage Securities may declare, to its shareholders of record on or prior to the Closing Date a dividend or dividends which, together with all previous such dividends, shall have the effect of distributing to its shareholders all of its income (computed without regard to any deduction for dividends paid) and all of its net realized capital gains, if any, as of the Closing Date.

     On the Closing Date, Mortgage Securities will issue to Government & High Quality a number of full and fractional shares of Mortgage Securities, taken at their then net asset value, having an aggregate net asset value equal to the aggregate value of the net assets of Government & High Quality. The aggregate value of the net assets of Government & High Quality and Mortgage Securities shall be determined in accordance with the then current Prospectus of Mortgage Securities as of close of regularly scheduled trading on the New York Stock Exchange on the Closing Date.

     The closing of the transactions contemplated in this Plan (the “Closing”) shall be held at the offices of Principal Management Corporation, 680 8th Street, Des Moines, Iowa 50392 at 3:00 p.m. Central Time on February 20, 2009, or on such earlier or later date as fund management may determine. The date on which the Closing is to be held as provided in this Plan shall be known as the “Closing Date.”

     In the event that on the Closing Date (a) the New York Stock Exchange is closed for other than customary weekend and holiday closings or (b) trading on said Exchange is restricted or (c) an emergency exists as a result of which it is not reasonably practicable for Mortgage Securities or Government & High Quality to fairly determine the value of its assets, the Closing Date shall be postponed until the first business day after the day on which trading shall have been fully resumed.

     As soon as practicable after the Closing, Government & High Quality shall (a) distribute on a pro rata basis to the shareholders of record of Government & High Quality at the close of business on the Closing Date the shares of Mortgage Securities received by Government & High Quality at the Closing in exchange for all of Government & High Quality’s outstanding shares, and (b) be liquidated in accordance with applicable law and the Fund’s Articles of Incorporation.

     For purposes of the distribution of shares of Mortgage Securities to shareholders of Government & High Quality, Mortgage Securities shall credit its books an appropriate number its shares to the account of each shareholder of Government & High Quality. No certificates will be issued for shares of Mortgage Securities. After the Closing Date and until surrendered, each outstanding certificate, if any, which, prior to the Closing Date, represented shares of Government & High Quality, shall be deemed for all purposes of the Fund’s Articles of Incorporation and Bylaws to evidence the appropriate number of shares of Mortgage Securities to be credited on the books of Mortgage Securities in respect of such shares of Government & High Quality as provided above.

     Prior to the Closing Date, Government & High Quality shall deliver to Mortgage Securities a list setting forth the assets to be assigned, delivered and transferred to Mortgage Securities, including the securities then owned by Government & High Quality and the respective federal income tax bases (on an identified cost basis) thereof, and the liabilities to be assumed by Mortgage Securities pursuant to this Plan.

     All of Government & High Quality’s portfolio securities shall be delivered by Government & High Quality’s custodian on the Closing Date to Mortgage Securities or its custodian, either endorsed in proper form for transfer in such condition as to constitute good delivery thereof in accordance with the practice of brokers or, if such securities are held in a securities depository within the meaning of Rule 17f-4 under the Investment Company Act of 1940, transferred to an account in the name of Mortgage Securities or its custodian with said depository. All cash to be delivered pursuant to this Plan shall be transferred from Government & High Quality’s account at its custodian to Mortgage Securities’ account at its custodian. If on the Closing Date Government & High Quality is unable to make good delivery to Mortgage Securities’ custodian of any of Government & High Quality’s portfolio securities because such securities have not yet been delivered to Government & High Quality’s custodian by its brokers or by the transfer agent for such securities, then the delivery requirement with respect to such securities shall be waived, and Government & High Quality shall deliver to Mortgage Securities’ custodian on or by said Closing Date with respect to said undelivered securities executed copies of an agreement of assignment in a form satisfactory to Mortgage Securities, and a due bill or due bills in form and substance satisfactory to the custodian, together with such other documents including brokers’ confirmations, as may be reasonably required by Mortgage Securities.

     This Plan may be abandoned and terminated, whether before or after action thereon by the shareholders of Government & High Quality and notwithstanding favorable action by such shareholders, if the Board of Directors believe that the consummation of the transactions contemplated hereunder would not be in the best interests of the shareholders of either Fund. This Plan may be amended by the Board of Directors at any time, except that after approval by the shareholders of Government & High Quality no amendment may be made with respect to the Plan which in the opinion of the Board of Directors materially adversely affects the interests of the shareholders of Government & High Quality.

     Except as expressly provided otherwise in this Plan, Government & High Quality will pay or cause to be paid all expenses and out-of-pocket fees incurred in connection with the transactions contemplated under this Plan, other than printing, mailing, and legal costs which shall be paid by Principal Management Corporation.

IN WITNESS WHEREOF, each of the parties hereto has caused this Plan to be executed by its President or its Executive Vice President as of the 9th day of September, 2008.

PRINCIPAL FUNDS, INC.
on behalf of the following Acquired Fund:
Government & High Quality Bond Fund

By: /s/ Nora Everett
Nora Everett, President

PRINCIPAL FUNDS, INC.
on behalf of the following Acquiring Fund:
Mortgage Securities Fund

By: /s/ Michael J. Beer
Michael J. Beer, Executive Vice President